                                  EXHIBIT 21.1
                         Subsidiaries of the Registrant



The following lists the subsidiaries of the registrant:



                                                      State/Country
                     Subsidiary/dba                  Of Incorporation
         --------------------------------------      ----------------
Casino Excitement, Inc.                                  Nevada
Casino Signs Holdings Pty Limited                        Australia
MGC, Inc.                                                Nevada
Mikohn Europe, BV                                        The Netherlands
Mikohn Foreign Sales Corporation                         Barbados
Mikohn International, Inc.                               Nevada
Mikohn Nevada                                            Nevada
Games of Nevada, Inc.                                    Nevada
Mikohn South America, SA (99.7% shareholder)             Peru

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